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          KPMG LLP

          303 East Wacker Drive, Chicago, Illinois 60601













                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Insurance Auto Auctions, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Insurance Auto Auctions, Inc. of our reports dated February 15, 2000 relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of Insurance Auto Auctions, Inc.



/s/ KPMG LLP
Chicago, Illinois
October 24, 2000